Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Inhibrx, Inc.
San Diego, California
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 26, 2020 (except for the “Reverse Stock Split” paragraph of Note 14, as to which the date is August 12, 2020), relating to the consolidated financial statements of Inhibrx, Inc., which is included in the Registration Statement on Form S-1 (No. 333-240135), as amended, incorporated by reference in this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Registration Statement on Form S-1 (No. 333-240135), as amended, incorporated by reference in this Registration Statement.

/s/ BDO USA, LLP
San Diego, California
August 18, 2020